EXHIBIT 2.5

STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made as of December 15, 2009, by and among PLX Technology, Inc., a Delaware corporation (the “Purchaser”), Oxford Semiconductor, Inc., a Delaware corporation (the “Company”), VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership, not individually, but solely in its capacity as the representative of the stockholders of the Company (the “Company Stockholder Representative”), and each of the stockholders of the Purchaser whose names appear on the signature pages of this Agreement (each, a “Purchaser Stockholder” and, collectively, the “Purchaser Stockholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, PLX Technology, Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Merger Sub”), the Company and the Company Stockholder Representative, have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, a portion of the consideration for the Merger consists of a promissory note (the “Note”) in the aggregate principal amount of $14,200,000 to be issued by the Purchaser to the Company Stockholder Representative on behalf of the stockholders of the Company in accordance with the terms of the Merger Agreement;

WHEREAS, Section 2.1(d) of the Merger Agreement contemplates that the principal amount of the Note will be satisfied by the delivery of 3,400,000 shares of common stock of the Purchaser (the “Note Satisfaction Shares”) upon approval by the Purchaser’s stockholders of the issuance of the Note Satisfaction Shares (the “Note Satisfaction Proposal”);

WHEREAS, as of the date hereof, each Purchaser Stockholder Beneficially Owns (as defined below) the number of Purchaser Shares (as defined below) as set forth on Exhibit A of this Agreement; and

WHEREAS, as a further inducement to the Company to execute the Merger Agreement, the Purchaser Stockholders and the Purchaser agree to vote the Purchaser Shares as provided in this Agreement, and the execution and delivery of this Agreement is a material condition to the Company’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions.  Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.  For purposes of this Agreement:

(a) A Person will be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(b) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger Agreement is validly terminated pursuant to Article 8 thereof and (ii) the date that the Purchaser Stockholders vote on or consent to the Note Satisfaction Proposal whether or not at the Special Meeting (or the date of adjournment or postponement thereof, as applicable).

(c) “Options” means, with respect to each Purchaser Stockholder as follows: (i) all securities Beneficially Owned by such Purchaser Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Purchaser, including, without limitation, options, warrants and other rights to acquire shares of Purchaser Common Stock or other shares of capital stock of the Purchaser; and (ii) all securities of which such Purchaser Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Purchaser, including, without limitation, options, warrants and other rights to acquire shares of Purchaser Common Stock or other shares of capital stock of the Purchaser.

(d) “Purchaser Shares” means, with respect to each Purchaser Stockholder as follows:  (i) all shares of capital stock of the Purchaser Beneficially Owned by such Purchaser Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Purchaser of which such Purchaser Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.

2. No Transfer of Voting Rights.  Each Purchaser Stockholder agrees that, during the period from the date of this Agreement through and including the Expiration Date, such Purchaser Stockholder will not directly or indirectly transfer any Purchaser Shares, will not deposit (or cause or permit the deposit of) any Purchaser Shares or Options into a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Purchaser Shares or Options other than the proxy granted by each Purchaser Stockholder pursuant to Section 4 hereof and as contemplated by this Agreement.  Notwithstanding the foregoing, a Purchaser Stockholder may transfer any Purchaser Shares pursuant to Rule 10b5-1 trading plans entered into prior to the date of this Agreement.

3. Agreement to Vote Purchaser Shares.

(a) Each Purchaser Stockholder will vote at the Special Meeting, or the adjournment or postponement thereof, or consent to the following, to the extent not voted by the Person(s) appointed under the proxy granted under Section 4 hereof, all of the Purchaser Shares or cause the Purchaser Shares to be voted:

(i) in favor of (A) the Note Satisfaction Proposal and (B) any other actions presented to the holders of capital stock of the Purchaser in furtherance of the Note Satisfaction Proposal;

(ii) against approval of any proposal made in opposition to, or in competition with, the Note Satisfaction Proposal; and

(iii) against any other action that would interfere with or impede the Note Satisfaction Proposal or issuance or reservation of a sufficient number of shares of Purchaser common stock for the satisfaction of the Note as contemplated in Section 2.1(d) of the Merger Agreement.

(b) No Purchaser Stockholder will enter into any agreement or understanding with any Person to vote, consent or give instructions in any manner inconsistent with this Section 3.

4. Irrevocable Proxy.

(a) Each Purchaser Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints the Purchaser, and any designee of the Purchaser, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of such Purchaser Stockholder with full power of substitution and resubstitution, at any time after the date hereof and through and including the Expiration Date to vote and exercise all voting rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that such Purchaser Stockholder is entitled to do so), all of the Purchaser Shares (including, without limitation, the power to execute and deliver written consents), at the Special Meeting or otherwise with respect to the matters described in and in accordance with Section 3 hereof.  THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM HEREOF.  Upon the execution of this Agreement by each Purchaser Stockholder, such Purchaser Stockholder hereby revokes any and all prior proxies or powers of attorney given by such Purchaser Stockholder with respect to voting of or granting consent with respect to the Purchaser Shares on the matters referred to in Section 3 and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of or granting consent with respect to the Purchaser Shares on the matters referred to in Section 3 until after the termination of this Agreement.  Each Purchaser Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Purchaser Stockholders’ execution and delivery of this Agreement and the Purchaser Stockholders’ granting of the proxies contained in this Section 4.  Each Purchaser Stockholder hereby affirms that the proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of such Purchaser Stockholder under this Agreement.  Each Purchaser Stockholder agrees to execute any further agreement or form reasonably necessary to confirm and effectuate the grant of the proxy contained herein.  All authority conferred pursuant to this Section 4 and otherwise in this Agreement shall survive the death or incapacity of the Purchaser Stockholder.

(b) Purchaser, and any designee of the Purchaser, as the sole and exclusive attorneys-in-fact and proxies of the Purchaser Stockholders pursuant to Section 4(a) hereof, hereby irrevocably agree to vote and exercise all voting rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that such Purchaser and any designee of Purchaser is entitled to do so), all of the Purchaser Shares (including, without limitation, the power to execute and deliver written consents), at the Special Meeting or otherwise with respect to the matters described in and in accordance with Section 3 hereof.

5. Representations, Warranties and Covenants of the Purchaser Stockholders.  As of the date hereof, each Purchaser Stockholder represents, warrants and covenants to the Company as follows:

(a) Such Purchaser Stockholder is the Beneficial Owner of the Purchaser Shares and the Options as set forth on the Exhibit A to this Agreement.

(b) Such Purchaser Stockholder does not Beneficially Own any shares of capital stock of the Purchaser or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Purchaser, other than the Purchaser Shares and Options set forth on Exhibit A hereto.

(c) Such Purchaser Stockholder has the full power to dispose, vote or direct the voting of the Purchaser Shares for and on behalf of all beneficial owners of the Purchaser Shares.

(d) The Purchaser Shares are, and at all times up to and including the Expiration Date will be, Beneficially Owned by such Purchaser Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, options, charges, proxies, voting trusts or agreements, or any other encumbrances of any kind or nature.

(e) The execution and delivery of this Agreement by such Purchaser Stockholder do not, and such Purchaser Stockholder’s performance of its obligations under this Agreement will not conflict with, violate, result in a breach of, or result in the creation of any lien or encumbrance (other than by virtue of this Agreement) on the Purchaser Shares and Options, or require any consent, approval or notice under, any order, decree, judgment, statute, law, rule, regulation or agreement or other arrangement applicable to such Purchaser Stockholder or by which such Purchaser Stockholder or any of such Purchaser Stockholder’s properties or assets, including, without limitation, the Purchaser Shares and Options, is bound.  The execution and delivery of this Agreement constitutes a valid binding agreement of the Purchaser Stockholder enforceable in accordance with its terms.

(f) Such Purchaser Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement with respect to all of the Purchaser Shares without limitation, qualification or restriction on such power and authority.

(g) The failure of the spouse, if any, of such Purchaser Stockholder to be a party or signatory to this Agreement will not (i) prevent such Purchaser Stockholder from performing such Purchaser Stockholder's obligations hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Purchaser Stockholder in accordance with its terms.

6. Consents and Waivers.  Each Purchaser Stockholder hereby gives all consents and waivers that may be required from it for the execution and delivery of this Agreement under the terms of any agreement or instrument to which such Purchaser Stockholder is a party or subject or in respect of any rights such Purchaser Stockholder may have.

7. Termination.  This Agreement will terminate and will have no further force or effect as of the Expiration Date.

8. Purchaser Stockholder Capacity.  So long as a Purchaser Stockholder remains an officer or director of the Purchaser, nothing in this Agreement will be construed as preventing, limiting or otherwise affecting any actions taken (or not taken) by such Purchaser Stockholder in his or her capacity as an officer or director of the Purchaser or any of its Subsidiaries or from fulfilling the obligations of such office (including, without limitation, the performance of obligations required by the fiduciary obligations of such Purchaser Stockholder acting solely in his or her capacity as an officer or director).

9. Miscellaneous.

(a) Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The Company will not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

(b) Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (i) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (iii) received or rejected by the addressee within five Business Days of dispatch, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

                (i) if to the Purchaser, to:

PLX Technology, Inc.
870 Maude Avenue
Sunnyvale CA 94085
Attention:         Chief Financial Officer
Facsimile:          (408) 774-2169

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
Two Embarcadero Center, Ste. 1100
San Francisco, CA  94111-3909
Attention:         Stephen J. Schrader
Facsimile:          (415) 576-3099

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA  94304-0309
Attention:         Matthew R. Gemello
Facsimile:          (650) 856-9299

                (ii) if to the Company, to:

Oxford Semiconductor, Inc.
1900 McCarthy Drive
Milpitas, CA 95035
Attention:         Chief Financial Officer
Facsimile:          (408) 942-7245

with a copy (which will not constitute notice) to:

Orrick Herrington, Sutcliffe. LLP
The Orrick Building
405 Howard Street
San Francisco, California  94105
Attention:         Richard V. Smith
                           Lawrence Low
Facsimile:          (415) 773-5759

                (iii) if to the Company Stockholder Representative, to:

VantagePoint Venture Partners IV (Q), L.P
1001 Bayhill Drive, Suite 300
San Bruno, CA 94066
Attention:         General Counsel
Facsimile:          (650) 869-6078

                (iv) if to the Purchaser Stockholders: To the address of the Purchaser as set forth above.

(c) Counterparts.  This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement; Amendment.  This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

(e) Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

(1) Governing Law; Disputes.  The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its exhibits and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.  In the event of a dispute, Section 10.11 of the Merger Agreement will govern.  EACH OF THE PARTIES HERETO EXPRESSLY WAIVES AND FOREGOES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(f) Further Assurances.  Each party to this Agreement will do and perform or cause to be done and performed all such further acts and things and will execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

(g) Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

(h) Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.  Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

(i) Binding Effect; No Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties.  Any purported assignment in violation of this Section 9(i) will be void.

IN WITNESS WHEREOF, the undersigned have executed this Stockholder Support Agreement on the date first above written.

“Purchaser” PLX TECHNOLOGY, INC., a Delaware corporation By: /s/ Ralph H. Schmitt Name: Ralph H. Schmitt Title: Chief Executive Officer	“Company” OXFORD SEMICONDUCTOR, INC., a Delaware corporation By: /s/ William J. Schroeder Name: William J. Schroeder Title: President and Chief Executive Officer
“Company Stockholder Representative”

VantagePoint Venture Partners IV (Q), L.P., solely for purposes related to the Company Stockholder Representative as set forth herein

By:          /s/ Alan E. Salzman
Name:     Alan E. Salzman
Title:       Managing Member

“Directors and Officers”

By:          /s/ Ralph H. Schmitt
Name:     Ralph H. Schmitt
Title:       President, Chief Executive Officer and Director

By:          /s/ Arthur O. Whipple
Name:     Arthur O. Whipple
Title:       Chief Financial Officer, Vice President –Finance and Secretary

By:          /s/ Larry Chisvin
Name:     Lawrence Chisvin
Title:       Chief Operating Officer

By:          /s/ Michael Salameh
Name:     Michael Salameh
Title:       Director

By:          /s/ John Hart
Name:     John Hart
Title:       Director

By:          /s/ Robert Smith
Name:     Robert Smith
Title:       Director

By:          /s/ Thomas Riordan
Name:     Thomas Riordan
Title:       Director

By:          /s/ Patrick Verderico
Name:     Patrick Verderico
Title:       Director